EXHIBIT 5.1

                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017

                                  212-450-4000

                                                     December 8, 1999

Charles River Laboratories Holdings, Inc.
251 Ballardvale Street
Wilmington, MA 01887

Ladies and Gentlemen:

         We have acted as counsel for Charles River Laboratories Holdings, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to registration under the Act of (i) the resale of 150,000 warrants (the "Warrants") to purchase shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company by certain holders named in an accompanying supplement thereto and (ii) the issuance of up to 591,366 shares of Common Stock ("Warrant Shares") upon exercise of such Warrants to persons who have purchased Warrants under the immediately preceding clause (i).

         The Warrants were issued pursuant to a Warrant Agreement (the "Warrant Agreement") dated as of September 29, 1999 between the Company and State Street Bank and Trust Company, as Warrant Agent.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

         Based upon the foregoing, we are of the opinion that:

         i.       .        The Warrants have been duly authorized, executed
                           and delivered by the Company and are valid and


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                           binding obligations of the Company,
                           enforceable against the Company in
                           accordance with their terms, except as (x) such enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and
                           (y) such enforcement may be limited by
                           equitable principles of general
                           applicability, regardless of whether
                           enforcement is sought in a proceeding at law or in equity.

         ii.      .        The Company has duly authorized and reserved for
                           issuance the Warrant Shares to be issued upon the exercise of the Warrants and, when issued and delivered upon the exercise of the Warrants against payment of the exercise price as provided in the Warrant Agreement, the Warrant Shares will have been validly issued and will be fully paid and non-assessable.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our name under the heading "Legal Matters" in the related Prospectus.

                                         Very truly yours,

                                         /s/ DAVIS POLK & WARDWELL